Exhibit (d)(28)(ii)

AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT

AGREEMENT, dated effective as of July 10, 2012, by and among AXA Equitable Funds Management Group, LLC, a limited liability corporation organized in the State of Delaware (the “Manager”), WHV Investment Management, a Washington corporation (“WHV”) and Hirayama Investments, LLC, a limited liability company organized in Delaware (“Hirayama Investments”, together with WHV, the “Advisers”).

WHEREAS, EQ Advisors Trust (“Trust”) is registered as an investment company under the Investment Company Act of 1940, as amended (“Investment Company Act”);

WHEREAS, the Trust’s shareholders are and will be separate accounts maintained by insurance companies for variable life insurance policies and variable annuity contracts (the “Policies”) under which income, gains, and losses, whether or not realized, from assets allocated to such accounts are, in accordance with the Policies, credited to or charged against such accounts without regard to other income, gains, or losses of such insurance companies;

WHEREAS, the EQ/International Core PLUS Portfolio is a series of the Trust (“Portfolio”);

WHEREAS, the Manager is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”);

WHEREAS, each Adviser is registered as an investment adviser under the Advisers Act;

WHEREAS, the Board of Trustees of the Trust and the Manager desire to retain the Advisers to render investment advisory and other services to the portion of the Portfolio that has been allocated to the Advisers (“Allocated Portion”) in the manner and on the terms hereinafter set forth;

WHEREAS, the Manager has the authority under the Investment Management Agreement with the Trust to select advisers for each Portfolio of the Trust; and

WHEREAS, each Adviser is willing to furnish such services to the Manager and the Portfolio;

NOW, THEREFORE, the Manager and the Advisers agree as follows:

1.	APPOINTMENT OF ADVISERS

The Manager hereby appoints WHV and Hirayama Investments to act as investment advisers for an Allocated Portion of the Portfolio, subject to the supervision and oversight of the Manager and the Trustees of the Trust, and in accordance with the terms and conditions of this Agreement. The Advisers will be independent contractors and will have no authority to act for or represent the Trust or the Manager in any way or otherwise be deemed agents of the Trust or the Manager except as expressly authorized in this Agreement or another writing by the Trust, the Manager and each Adviser.

2.	ACCEPTANCE OF APPOINTMENT

Each Adviser accepts that appointment and agrees to render the services herein set forth, for the compensation herein provided.

The assets of the Portfolio will be maintained in the custody of a custodian (who shall be identified by the Manager in writing). The Advisers will not have custody of any securities, cash or other assets of the Portfolio and will not be liable for any loss resulting from any act or omission of the custodian other than acts or omissions arising in reliance on instructions of the Adviser.

3.	SERVICES TO BE RENDERED BY THE ADVISERS TO THE TRUST

A. WHV shall allocate responsibilities between itself and Hirayama Investments for specific tasks under this Agreement relating to the Allocated Portion. As investment advisers to the Allocated Portion, the Advisers will coordinate the investment and reinvestment of the assets of the Allocated Portion and determine the composition of the assets of the Allocated Portion, subject always to the supervision and control of the Manager and the Trustees of the Trust.

B. As part of the services it will provide hereunder, the Advisers will:

(i) obtain and evaluate, to the extent deemed necessary and advisable by the Adviser in its discretion, pertinent economic, statistical, financial, and other information affecting the economy generally and individual companies or industries, the securities of which are included in the Allocated Portion or are under consideration for inclusion in the Allocated Portion;

(ii) formulate and implement a continuous investment program for the Allocated Portion;

(iii) take whatever steps are necessary to implement the investment program for the Allocated Portion by arranging for the purchase and sale of securities and other investments, including issuing directives to the administrator of the Trust as necessary for the appropriate implementation of the investment program of the Allocated Portion;

(iv) keep the Trustees of the Trust and the Manager fully informed in writing on an ongoing basis as agreed by the Manager and each Adviser of all material facts concerning the investment and reinvestment of the assets in the Allocated Portion, the Adviser and its key investment personnel and operations, make regular and periodic special written reports of such additional information concerning the same as may reasonably be requested from time to time by the Manager or the Trustees of the Trust and the Adviser will attend meetings with the Manager and/or the Trustees, as reasonably requested, to discuss the foregoing;

(v) in accordance with procedures and methods established by the Trustees of the Trust, which may be amended from time to time, provide assistance in determining the fair value of all securities and other investments/assets in the Allocated Portion, as necessary, and use reasonable efforts to arrange for the provision of valuation information or a price(s) from a party(ies) independent of an Adviser for each security or other investment/asset in the Allocated Portion for which market prices are not readily available;

(vi) provide any and all material composite performance information, records and supporting documentation about accounts the Advisers manage, if appropriate, which are relevant to the Allocated Portion and that have investment objectives, policies, and strategies substantially similar to those employed by the Advisers in managing the Portfolio that may be reasonably necessary, under applicable laws, to allow the Portfolio or its agent to present information concerning Advisers’ prior performance in the Trust’s Prospectus and SAI (as hereinafter defined) and any permissible reports and materials prepared by the Portfolio or its agent; and

(vii) cooperate with and provide reasonable assistance to the Manager, the Trust’s administrator, the Trust’s custodian and foreign custodians, the Trust’s transfer agent and pricing agents and all other agents and representatives of the Trust and the Manager, keep all such persons fully informed as to such matters as they may reasonably deem necessary to the performance of their obligations to the Trust and the Manager, provide prompt responses to reasonable requests made by such persons and maintain any appropriate interfaces with each so as to promote the efficient exchange of information.

C. In furnishing services hereunder, the Advisers shall be subject to, and shall perform in accordance with the following: (i) the Declaration of Trust, as the same may be hereafter modified and/or amended from time to time (“Declaration of Trust”); (ii) the By-Laws of the Trust, as the same may be hereafter modified and/or amended from time to time (“By-Laws”); (iii) the currently effective Prospectus and Statement of Additional Information of the Trust filed with the SEC and delivered to the Advisers, as the same may be hereafter modified, amended and/or supplemented (“Prospectus and SAI”); (iv) the Investment Company Act and the Advisers Act and the rules under each, and all other federal and state laws or regulations applicable to the Trust and the Portfolio(s); (v) the Trust’s policies and procedures adopted from time to time by the Board of Trustees of the Trust; and (vi) the written instructions of the Manager. Prior to the commencement of the Advisers’ services hereunder, the Manager shall provide the Advisers with current copies of the Declaration of Trust, By-Laws, Prospectus, SAI and other relevant policies and procedures that are adopted by the Board of Trustees. The Manager undertakes to provide the Advisers with copies or other written notice of any amendments, modifications or supplements to any such above-mentioned document.

D. In furnishing services hereunder, the Advisers will not consult with any other adviser to (i) the Portfolio, (ii) any other Portfolio of the Trust or (iii) any other investment company under common control with the Trust concerning transactions of the Portfolio in securities or other assets. (This shall not be deemed to prohibit either Adviser from consulting with any of its affiliated persons concerning transactions in securities or other assets. This shall also not be deemed to prohibit either Adviser from consulting with any of the other covered advisers concerning compliance with paragraphs (a) and (b) of rule 12d3-1.)

E. The Advisers, at their expense, will furnish: (i) all necessary facilities and personnel, including salaries, expenses and fees of any personnel required for them to faithfully perform their duties under this Agreement; and (ii) administrative facilities, including bookkeeping, and all equipment necessary for the efficient conduct of the Advisers’ duties under this Agreement.

F. The Advisers will select brokers and dealers to effect all portfolio transactions subject to the conditions set forth herein. The Advisers will place all necessary orders with brokers, dealers, or issuers, and will negotiate brokerage commissions, if applicable. The Advisers are directed at all times to seek to execute transactions for the Allocated Portion (i) in accordance with any written policies, practices or procedures that may be established by the Board of Trustees or the Manager from time to time and which have been provided to the Advisers or (ii) as described in the Trust’s Prospectus and SAI. In placing any orders for the purchase or sale of investments for the Allocated Portion, in the name of the Portfolio or its nominees, the Advisers shall use their best efforts to obtain for the Portfolio “best execution”, considering all of the circumstances, and shall maintain records adequate to demonstrate compliance with this requirement. In no instance will portfolio securities be purchased from or sold to either Adviser, or any affiliated person thereof, except in accordance with the Investment Company Act, the Advisers Act and the rules under each, and all other federal and state laws or regulations applicable to the Trust and the Portfolio.

G. Subject to the appropriate policies and procedures approved by the Board of Trustees, Advisers may, to the extent authorized by Section 28(e) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) cause the Allocated Portion to pay a broker or dealer that provides brokerage or research services to the Manager, the Advisers and the Allocated Portion an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Advisers determine, in good faith, that such amount of commission is reasonable in relationship to the value of such brokerage or research services provided viewed in terms of that particular transaction or the Advisers’ overall responsibilities to the Portfolio or their other advisory clients. To the extent authorized by Section 28(e) and the Trust’s Board of Trustees, the Advisers shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of such action. Subject to seeking best execution, the Board of Trustees or the Manager may direct the Advisers to effect transactions in portfolio securities through broker-dealers in a manner that will help generate resources to pay the cost of certain expenses that the Trust is required to pay or for which the Trust is required to arrange payment.

H. On occasions when the Advisers deem the purchase or sale of a security to be in the best interest of the Allocated Portion as well as other clients of the Advisers, each Adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. Allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Advisers in the manner that the Advisers consider to be the most equitable and consistent with their fiduciary obligations to Allocated Portion and to their other clients over time. The Manager agrees that Advisers and their affiliates may give advice and take action in the performance of their duties with respect to any of their other clients that may differ from advice given, or the timing or nature of actions taken, with respect to the Allocated Portion. The Manager also acknowledges each Adviser and its affiliates are fiduciaries to other entities, some of which have the same or similar investment objectives (and will hold the same or similar investments) as the Allocated Portion, and each Adviser will carry out its duties hereunder together with its duties under such relationships. Nothing in this Agreement shall be deemed to confer upon Advisers any obligation to purchase or to sell or to recommend for purchase or sale for the Allocated Portion any investment that Advisers, their affiliates, officers or employees may purchase or sell for its or their own account or for the account of any client, if in the sole and absolute discretion of Advisers it is for any reason impractical or undesirable to take such action or make such recommendation for the Allocated Portion.

I. The Advisers will maintain all accounts, books and records with respect to Allocated Portion as are required of an investment adviser of a registered investment company pursuant to the Investment Company Act and Advisers Act and the rules thereunder and shall file with the SEC all forms pursuant to Section 13 of the Exchange Act, with respect to its duties as are set forth herein.

J. The Advisers will, unless and until otherwise directed by the Manager or the Board of Trustees, exercise all rights of security holders with respect to securities held by the Allocated Portion, including, but not limited to: voting proxies, converting, tendering, exchanging or redeeming securities; provide any information necessary as a claimant in class action litigation (including litigation with respect to securities previously held); and exercising rights in the context of a bankruptcy or other reorganization.

4.	COMPENSATION OF ADVISER

The Manager will pay WHV an advisory fee for services provided by both WHV and Hirayama Investments with respect to the Allocated Portion as specified in Appendix A to this Agreement. The advisory fee shall be paid in arrears and payments shall be made to the Adviser on or about the fifth day of each month; however, this advisory fee will be calculated daily for the Allocated Portion based on the net assets of the Allocation Portion on each day and accrued on a daily basis. WHV will in turn compensate Hirayama Investments for its services under this Agreement from the advisory fee received by WHV from the Manager.

5.	LIABILITY AND INDEMNIFICATION

A. Except as may otherwise be provided by the Investment Company Act or any other federal securities law, neither the Advisers nor any of their officers, members or employees (its “Affiliates”) shall be liable for any losses, claims, damages, liabilities or litigation (including legal and other expenses) incurred or suffered by the Manager or the Trust as a result of any error of judgment or mistake of law by the Advisers or thier Affiliates with respect to the Allocated Portion, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive or limit the liability of the Advisers or their Affiliates for, and the Advisers shall indemnify and hold harmless the Trust, the Manager, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the Investment Company Act) and all controlling persons (as described in Section 15 of the Securities Act of 1933, as amended (“1933 Act”)) (collectively, “Manager Indemnitees”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Manager Indemnitees may become subject under the 1933 Act, the Investment Company Act, the Advisers Act, or under any other statute, or common law or otherwise arising out of or based on (i) any willful misconduct, bad faith, reckless disregard or gross negligence of either Adviser in the performance of any of its duties or obligations hereunder or (ii) any untrue statement of a material fact contained in the Prospectus and SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Portfolio or the omission to state therein a material fact known to either Adviser which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Manager or the Trust by the Adviser Indemnitees (as defined below) for use therein.

B. Except as may otherwise be provided by the Investment Company Act or any other federal securities law, the Manager and the Trust shall not be liable for any losses, claims, damages, liabilities or litigation (including legal and other expenses) incurred or suffered by the Advisers as a result of any error of judgment or mistake of law by the Manager with respect to the

Allocated Portion, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive or limit the liability of the Manager for, and the Manager shall indemnify and hold harmless the Advisers, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the Investment Company Act) and all controlling persons (as described in Section 15 of the 1933 Act) (collectively, “Adviser Indemnitees”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Adviser Indemnitees may become subject under the 1933 Act, the Investment Company Act, the Advisers Act, or under any other statute, at common law or otherwise arising out of or based on (i) any willful misconduct, bad faith, reckless disregard or gross negligence of the Manager in the performance of any of its duties or obligations hereunder or (ii) any untrue statement of a material fact contained in the Prospectus and SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Portfolio(s) or the omission to state therein a material fact known to the Manager that was required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission was made in reliance upon information furnished to the Manager or the Trust.

6.	REPRESENTATIONS OF MANAGER

The Manager represents, warrants and agrees that:

A. The Manager has been duly authorized by the Board of Trustees of the Trust to delegate to the Advisers the provision of investment services to the Allocated Portion as contemplated hereby.

B. The Manager has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Investment Company Act and will provide the Advisers with a copy of such code of ethics.

C. The Manager is currently in compliance and shall at all times continue to comply with the requirements imposed upon the Manager by applicable law and regulations.

D. The Manager (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the Investment Company Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) to the best of its knowledge, has met and will seek to continue to meet for so long as this Agreement is in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify Adviser of the occurrence of any event that would disqualify Manager from serving as investment manager of an investment company pursuant to Section 9(a) of the Investment Company Act or otherwise. The Manager will also promptly notify the Advisers if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Portfolio(s), provided, however, that routine regulatory examinations shall not be required to be reported by this provision.

7.	REPRESENTATIONS OF ADVISER

The Advisers represent, warrant and agree as follows:

A. Each Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the Investment Company Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) to the best of its knowledge, has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify Manager of the occurrence of any event that would disqualify the Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the Investment Company Act or otherwise. Each Adviser will also promptly notify the Portfolio and the Manager if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Portfolio(s), provided, however, that routine regulatory examinations shall not be required to be reported by this provision.

B. Each Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Investment Company Act and will provide the Manager and the Board with a copy of such code of ethics, together with evidence of its adoption. Within forty-five days of the end of the last calendar quarter of each year that this Agreement is in effect, and as otherwise requested, the president, Chief Operating Officer or a vice-president of the Advisers shall certify to the Manager that each Adviser has complied with the requirements of Rule 17j-1 during the previous year and that there has been no material violation of the Advisers’ code of ethics or, if such a material violation has occurred, that appropriate action was taken in response to such violation. Upon the written request of the Manager, the Advisers shall permit the Manager, its employees or its agents to examine the reports required to be made to the Advisers by Rule 17j-1(c)(1) and all other records relevant to the Advisers’ code of ethics.

C. Each Adviser has provided the Trust and the Manager with a copy of its Form ADV, which as of the date of this Agreement is its Form ADV as most recently filed with the Securities and Exchange Commission and promptly will furnish a copy of all amendments to the Trust and the Manager at least annually. Such amendments shall reflect all changes in each Adviser’s organizational structure, professional staff or other significant developments affecting the Advisers, as required by the Advisers Act.

D. Each Adviser will notify the Trust and the Manager of any assignment of this Agreement or change of control of the Advisers, as applicable, and any changes in the key personnel who are either the portfolio manager(s) of the Portfolio(s) or senior management of the Advisers, in each case prior to or promptly after, such change. Each Adviser agrees to bear all reasonable expenses of the Trust, if any, arising out of an assignment or change in control.

E. Each Adviser agrees to maintain an appropriate level of errors and omissions or professional liability insurance coverage.

F. Each Adviser agrees that neither it, nor any of its affiliates, will knowingly in any way refer directly or indirectly to its relationship with the Trust, the Portfolio(s), the Manager or any of their respective affiliates in offering, marketing or other promotional materials without the express written consent of the Manager, except as required by rule, regulation or upon the request of a governmental authority. However, the Advisers may use the performance of the Allocated Portion in its composite performance.

8.	NON-EXCLUSIVITY

The services of the Advisers to the Manager, the Allocated Portion and the Trust are not to be deemed to be exclusive, and the Advisers shall be free to render investment advisory or other services to others and to engage in other activities. It is understood and agreed that the directors, officers, and employees of the Advisers are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors, trustees, or employees of any other firm or corporation.

9.	SUPPLEMENTAL ARRANGEMENTS

Each Adviser may from time to time employ or associate itself with any person it believes to be particularly suited to assist it in providing the services to be performed by such Adviser hereunder, provided that no such person shall perform any services with respect to the Portfolio that would constitute an assignment or require a written advisory agreement pursuant to the Investment Company Act. Any compensation payable to such persons shall be the sole responsibility of the Adviser, and neither the Manager nor the Trust shall have any obligations with respect thereto or otherwise arising under the Agreement.

10.	REGULATION

Each Adviser shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports, or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws and regulations.

11.	RECORDS

The records relating to the services provided under this Agreement shall be the property of the Trust and shall be under its control; however, the Trust shall furnish to the Advisers such records and permit them to retain such records (either in original or in duplicate form) as they shall reasonably require in order to carry out their business. In the event of the termination of this Agreement, such other records shall promptly be returned to the Trust by the Advisers free from any claim or retention of rights therein, provided that the Advisers may retain any such records that are required by law or regulation. The Manager and the Advisers shall keep confidential any information obtained in connection with its duties hereunder and disclose such information only if the Trust has authorized such disclosure or if such disclosure is expressly required or requested by applicable federal or state regulatory authorities, or otherwise required by law.

12.	DURATION OF AGREEMENT

This Agreement shall become effective upon the date first above written, provided that this Agreement shall not take effect unless it has first been approved by a vote of a majority of those trustees of the Trust who are not “interested persons (as defined in the Investment company Act) of any party to this Agreement (“Independent Trustees”), cast in person at a meeting called for the purpose of voting on such approval. This Agreement shall continue in effect for a period through August 31, 2011 and shall continue in effect from year to year thereafter only so long as such continuance is specifically approved at least annually by the Board of Trustees, including the approval by the vote of a majority of the Independent Trustees cast in person at a meeting called for the purpose of voting on such approval.

13.	TERMINATION OF AGREEMENT

This Agreement may be terminated at any time, without the payment of any penalty, by the Board of Trustees, including a majority of the Independent Trustees, by the vote of a majority of the outstanding voting securities of the Portfolio, on sixty (60) days’ written notice to the Manager and each Adviser, or by the Manager or Advisers on sixty (60) days’ written notice to the Trust and the other party. This Agreement will automatically terminate, without the payment of any penalty, (i) in the event of its assignment (as defined in the Investment Company Act), or (ii) in the event the Investment Management Agreement between the Manager and the Trust is assigned (as defined in the Investment Company Act) or terminates for any other reason. This Agreement will also terminate upon written notice to the other party that the other party is in material breach of this Agreement, unless the other party in material breach of this Agreement cures such breach to the reasonable satisfaction of the party alleging the breach within thirty (30) days after written notice.

14.	USE OF AN ADVISER’S NAME

The parties agree that the name of the Advisers, the names of any affiliates of the Advisers and any derivative or logo or trademark or service mark or trade name are the valuable property of the Advisers and their affiliates. The Manager and the Trust shall have the right to use such name(s), derivatives, logos, trademarks or service marks or trade names only with the prior written approval of the Advisers, which approval shall not be unreasonably withheld or delayed so long as this Agreement is in effect.

Upon termination of this Agreement, the Manager and the Trust shall forthwith cease to use such name(s), derivatives, logos, trademarks or service marks or trade names. The Manager and the Trust agree that they will review with the Advisers any advertisement, sales literature, or notice prior to its use that makes reference to the Advisers or their affiliates or any such name(s), derivatives, logos, trademarks, service marks or trade names so that the Advisers may review the context in which they are referred to, it being agreed that the Advisers shall have no responsibility to ensure the adequacy of the form or content of such materials for purposes of the Investment Company Act or other applicable laws and regulations. If the Manager or the Trust makes any unauthorized use of either Adviser’s names, derivatives, logos, trademarks or service marks or trade names, the parties acknowledge that the Advisers shall suffer irreparable harm for which monetary damages may be inadequate and thus, the Advisers shall be entitled to injunctive relief, as well as any other remedy available under law.

15.	AMENDMENTS TO THE AGREEMENT

Except to the extent permitted by the Investment Company Act or the rules or regulations thereunder or pursuant to exemptive relief granted by the SEC, this Agreement may be amended by the parties only if such amendment, if material, is specifically approved by the vote of a majority of the outstanding voting securities of the Portfolio (unless such approval is not required by Section 15 of the Investment Company Act as interpreted by the SEC or its staff or unless the SEC has granted an exemption from such approval requirement) and by the vote of a majority of the Independent Trustees cast in person at a meeting called for the purpose of voting on such approval. The required shareholder approval shall be effective with respect to the Portfolio if a majority of the outstanding voting securities of the Portfolio vote to approve the amendment, notwithstanding that the amendment may not have been approved by a majority of the outstanding voting securities of any other Portfolio affected by the amendment or all the Portfolios of the Trust.

16.	ASSIGNMENT

Any assignment (as that term is defined in the Investment Company Act) of the Agreement made by either Adviser without the prior written consent of the Trust and the Manager shall result in the automatic termination of this Agreement, as provided in Section 13 hereof. Notwithstanding the foregoing, no assignment shall be deemed to result from any changes in the directors, officers or employees of such Adviser except as may be provided to the contrary in the Investment Company Act or the rules or regulations thereunder. Each Adviser agrees that it will notify the Trust and the Manager of any changes in its key employees within a reasonable time thereafter.

17.	ENTIRE AGREEMENT

This Agreement contains the entire understanding and agreement of the parties with respect to the Allocated Portion.

18.	HEADINGS

The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

19.	NOTICES

All notices required to be given pursuant to this Agreement shall be delivered or mailed to the address listed below of each applicable party in person or by registered or certified mail or a private mail or delivery service providing the sender with notice of receipt or such other address as specified in a notice duly given to the other parties. Notice shall be deemed given on the date delivered or mailed in accordance with this paragraph.

For:	AXA Equitable Funds Management Group, LLC

Patricia Louie, Executive Vice President and General Counsel

1290 Avenue of the Americas, 11th Floor

New York, New York 10104

For:	EQ Advisors Trust

Patricia Louie, Vice President and Secretary

1290 Avenue of the Americas, 11th Floor

New York, New York 10104

For:	WHV Investment Management

Jeffery K. Romrell, Senior Vice President

301 Battery Street

Suite 400

San Francisco, CA 94111

For:	Hirayama Investments, LLC

Richard K. Hirayama, Managing Member

301 Battery Street

Suite 400

San Francisco, CA 94111

20.	SEVERABILITY

Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.

21.	TRUST AND SHAREHOLDER LIABILITY

The Manager and Advisers are hereby expressly put on notice of the limitation of shareholder liability as set forth in the Declaration of Trust and agree that obligations assumed by the Trust pursuant to this Agreement shall be limited in all cases to the Trust and its assets, and if the liability relates to one or more series, the obligations hereunder shall be limited to the respective assets of the Portfolio. The Manager and Advisers further agree that they shall not seek satisfaction of any such obligation from the shareholders or any individual shareholder of the Portfolio(s), nor from the Trustees or any individual Trustee of the Trust.

22.	GOVERNING LAW

The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York, or any of the applicable provisions of the Investment Company Act. To the extent that the laws of the State of New York, or any of the provisions in this Agreement, conflict with applicable provisions of the Investment Company Act, the latter shall control.

23.	INTERPRETATION

Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act shall be resolved by reference to such term or provision of the Investment Company Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the Investment Company Act. Specifically, the terms “vote of a majority of the outstanding voting securities,” “interested persons,” “assignment,” and “affiliated persons,” as used herein shall have the meanings assigned to them by Section 2(a) of the Investment Company Act. In addition, where the effect of a requirement of the Investment Company Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the SEC, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first mentioned above.

AXA EQUITABLE FUNDS MANAGEMENT GROUP, LLC		WHV INVESTMENT MANAGEMENT

By:	/s/ Steven M. Joenk	By:	/s/ Pavita Fleischer
	Steven M. Joenk Chairman, Chief Executive Officer and President		Name: Pavita Fleischer Title: Chief Compliance Officer

HIRAYAMA INVESTMENTS, LLC

		By:	/s/ Pavita Fleischer
Name: Pavita Fleischer
Title: Chief Compliance Officer

APPENDIX A TO

AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT

The Manager shall pay WHV monthly compensation computed daily at an annual rate equal to the following:

Portfolio	Annual Advisory Fee**
EQ/International Core PLUS Portfolio*	0.65% of the Active Allocated Portion’s average daily net assets up to and including $100 million; 0.50% of the Active Allocated Portion’s average daily net assets in excess of $100 million up to and including $250 million; 0.40% thereafter.

*	Fee to be paid with respect to this Portfolio shall be based only on the portion of the Portfolio’s average daily net assets advised by the Adviser, which may be referred to as the “Active Allocated Portion.”
**	The daily advisory fee for the Portfolio is calculated by multiplying the aggregate net assets of the Portfolio at the close of the immediately preceding business day by the Annual Advisory Fee Rate calculated as set forth above and then dividing the results by the number of the days in the year. The daily fee applicable to the Active Allocated Portion is the portion of the daily advisory fee for the Portfolio equal to the Active Allocated Portion’s net assets relative to the aggregate net assets of the Portfolio, including the Active Allocated Portion, used in the fee calculation.